Exhibit 99.1

Amedica Receives Nasdaq Listing Determination;

Plans to Request Hearing

SALT LAKE CITY, August 25, 2017 – Amedica Corporation (Nasdaq: AMDA) (the “Company”), an innovative biomaterial company that develops and manufactures silicon nitride as a platform for biomedical applications, disclosed today that on August 22, 2017, it received notification from the Nasdaq Listing Qualifications Staff indicating that the Company’s continued non-compliance with the minimum $1.00 per share bid price requirement could serve as a basis for delisting from Nasdaq as could the Company’s continued non-compliance with Nasdaq’s filing requirement unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”).

The Company intends to timely request a hearing before the Panel, at which hearing it will present its plan to evidence compliance with all requirements for continued listing on The Nasdaq Capital Market. The Company’s request for a hearing will stay any suspension/delisting action by Nasdaq at least pending the issuance of the Panel’s decision following the hearing and the expiration of any extension granted to the Company by the Panel.

The Company is diligently working to evidence compliance with all applicable requirements for continued listing on The Nasdaq Capital Market; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will regain compliance with the applicable criteria within the period of time that may be granted by the Panel.

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. For example, there can be no assurance that we will be able to maintain our listing on any NASDAQ market. Other factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Contact:

Amedica IR

801-839-3502

IR@amedica.com